Exhibit 99.1

Denver, Colorado — August 28, 2007 – Smart Move, Inc. (AMEX: MVE), a Denver-based asset logistics manager providing a unique and increasingly popular alternative solution for transporting household and commercial goods today announced that it had completed a private placement transaction with existing holders of convertible notes for the sale of 48 Note Units expected to generate aggregate proceeds of approximately $1.2 million. Additional information concerning the financing is provided in a current report on Form 8-K being filed with the SEC on August 28, 2007.

About Smart Move, Inc.
Smart Move, Inc. (AMEX: MVE) provides a unique and increasingly popular alternative solution for transporting household and commercial goods securely and on a time guaranteed basis, using SmartVaults™, its proprietary and innovative, GPS equipped shipping containers. Smart Move operates in the 61 largest metropolitan areas in the United States, with moving services available to more than 92% of the U.S. population. Logistics are handled via the freight division of the world’s largest package delivery company and a global leader in supply chain services. Smart Move’s competitive advantages include superior security, scheduling flexibility, expedited service and automatic full coverage insurance. For more information, visit www.gosmartmove.com

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions.  These forward- looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future, and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, our current dependence on financing, the results of our financing and refinancing efforts, ability to service debt, general economic conditions, changes in laws or regulations and risks related to development activities as described in our Form 10-QSB filed for the current quarter, our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors described from time to time in the company’s periodic reports, including its annual report filed on Form 10- KSB for the year ended December 31, 2006.

Contacts:
Smart Move, Inc.
Pete Bloomquist, 303-339-9558, pete@gosmartmove.com

or

The Blueshirt Group
Scott Wilson, 415-489-2188, scott@blueshirtgroup.com